EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
AUGUST 2, 2017		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2017 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.5 billion bank holding company with two bank subsidiaries, announced its financial results for the second quarter of 2017.  Premier realized net income of $3,919,000 (36 cents per diluted share) during the quarter ended June 30, 2017, a 49.4% increase from the $2,624,000 of net income reported for the second quarter of 2016.  The increase in net income during the second quarter of 2017 is largely due to increases in interest income and non-interest income as well as decreases in interest expense and non-interest expense.  On a diluted per share basis, Premier earned $0.36 during the second quarter of 2017 compared to $0.25 per share earned during the second quarter of 2016.  For the first half of 2017 Premier realized net income of $7,583,000 (71 cents per diluted share) compared to $5,603,000 (54 cents per diluted share) earned during the first half of 2016.

President and CEO Robert W. Walker commented, “We are pleased with another strong quarterly earnings performance aided by an increase in loan interest income from deferred interest and discounts recognized on loans that paid off during the quarter.  Furthermore, all of the totals of interest income and expense as well as non-interest income and expense compare favorably to the same quarter of last year as we improve our franchise and seek to control our costs.  Our net interest margin improved to 4.40% in the second quarter of 2017, up from 3.93% in the same quarter of 2016, largely due to deferred interest income recognized from the loan payoffs.  We continue to work through our non-performing assets and have increased our specific reserves on some impaired loans.  However, since the end of 2016 total non-accrual loans have decreased by $5.3 million and other real estate owned (“OREO”) has decreased by $1.1 million.  Our regulatory capital ratios remain strong as our equity-to-asset ratios improve from our positive earnings performance year-to-date.  We look forward to the challenges and opportunities that may lie ahead.”

Net interest income for the quarter ended June 30, 2017 totaled $15.262 million, up $1.771 million, or 13.1%, from the $13.491 million of net interest income earned in the second quarter of 2016.  Interest income in 2017 increased by $1,707,000, or 11.6%, largely due to a $1,555,000, or 11.9%, increase in interest income on loans.  Interest income on loans in the second quarter of 2017 included approximately $1,161,000 of income recognized from deferred interest and discounts recognized on loans that paid off during the quarter compared to $70,000 of interest income of this kind recognized during the second quarter of 2016.  Otherwise, interest income on loans increased by $464,000, or 3.5%, in the second quarter of 2017, largely due to a higher average balance of loans outstanding during the quarter.  Interest income on investment securities in the second quarter of 2017 increased by $78,000, or 5.4%, largely due to a higher average yield on the investment portfolio although on a lower average balance of investments outstanding during the quarter.  Interest income from interest-bearing bank balances and federal funds sold increased by $74,000, or 69%, largely due to an increase in the yield on these balances in 2017 on a slightly lower average balance outstanding during the quarter.

Complementing the increase in interest income in the second quarter of 2017 was a $64,000, or 5.4%, decrease in interest expense.  Interest expense on deposits decreased by $24,000, or 2.4%, in the second quarter of 2017, primarily due to a slightly lower average of interest-bearing deposits outstanding during the quarter.  Interest expense on repurchase agreements in the second quarter of 2017 decreased by $4,000, or 36.4%, due to both a decrease in the average rate paid on these agreements as well as a lower average balance outstanding during the quarter.  Interest expense on borrowings in the second quarter of 2017 decreased by $43,000, or 35.2%, largely due to a decrease in outstanding borrowings, including the full repayment of bank based FHLB borrowings during 2016.  Partially offsetting the decrease in interest expense on borrowings was a $7,000, or 10.4%, increase in interest expense on Premier’s subordinated debt due to an increase in the variable interest rate paid in 2017.

During the quarter ended June 30, 2017, Premier recorded $776,000 of provision for loan losses compared to $812,000 of provision for loan losses recorded during the same quarter of 2016.  The provision for loan losses recorded during the second quarter of 2017 was largely to provide for an increase in specific reserves on impaired loans.  Specific reserves on impaired loans increased from $497,000 at the end of the first quarter of 2017 to $1,203,000 at the end of the second quarter of 2017, largely due to specific reserves placed on a multifamily real estate loan and a real estate renovation loan.  The provision for loan losses recorded during the second quarter of 2016 was primarily to provide for estimated loan losses as a result of flooding in West Virginia in late June 2016 and additional credit risk in Premier’s loan portfolio related to a $41.465 million, or 4.2% increase in outstanding loans during the second quarter of 2016.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio, as well as whether additional payments are received on loans previously identified as having significant credit risk.  Gross charge-offs of loans increased by $238,000 in the second quarter of 2017 when compared to the same quarter of 2016, while recoveries on loans previously charged-off increased by $186,000 as a result of a large recovery recorded in the second quarter of 2017.  Also during the quarter ended June 30, 2017, non-accrual loans increased by $129,000 since March 31, 2017, while accruing loans 90+ days past due decreased by $45,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended June 30, 2017 totaled $8.270 million compared to $8.572 million in the second quarter of 2016, as a $233,000, or 2.2%, decrease in non-interest expenses was complemented by a $69,000, or 3.3%, increase in non-interest income.  Non-interest income increased by $69,000 in the second quarter of 2017 when compared to the second quarter of 2016, largely due to a $106,000, or 10.8%, increase in service charges on deposit accounts and a $31,000, or 3.9%, increase in electronic banking income.  Partially offsetting these increases, secondary market mortgage income decreased by $20,000, or 33.9%, and other sources of non-interest income decreased by $48,000, or 21.7%, when compared to the second quarter of 2016.  Non-interest expenses decreased by $233,000 in the second quarter of 2017 when compared to the second quarter of 2016, largely due to a $244,000, or 4.7%, decrease in staff costs, a $101,000, or 6.5%, decrease in occupancy and equipment expenses, a $60,000, or 28.0%, decrease in FDIC insurance, a $66,000, or 20.8%, decrease in amortization of intangible assets, and a $49,000 decrease in conversion costs incurred during the conversion of First National’s operating and data systems in the second quarter of 2016.  These decreases in operating costs were partially offset by a $41,000, or 3.1%, increase in data processing costs (excluding conversion costs), a $94,000, or 51.4%, increase in professional fees, a $52,000, or 32.7%, increase in taxes not based on income, a $155,000, or 38.9%, increase in OREO expenses and writedowns and a $68,000, or 62.4%, increase in loan collection costs when compared to the second quarter of 2016.

Total assets as of June 30, 2017 were down $851,000, or 0.6%, from the $1.496 billion of total assets at year-end 2016.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, decreased by $21.6 million, as funds were primarily invested in debt securities or used to fund loans.  Investment securities increased by $12.6 million, or 4.4%, since year-end 2016, while total loans outstanding increased by $13.1 million, or 1.3%.  Other real estate owned decreased by $1.1 million, or 9.0%, as writedowns and sales of properties exceeded additions attributable to new foreclosures.  Other assets decreased by $2.5 million, largely due to depreciation expense recorded on premises and equipment and changes in deferred taxes related to the increase in the market value of the investment portfolio, while goodwill and other intangible assets decreased by $517,000 due to core deposit intangible amortization.  Total deposits decreased by $2.2 million, or 0.2% since year-end 2016, including a $558,000 decrease in non-interest bearing deposits, and a $13.4 million decrease in time deposits since year-end 2016.  Partially offsetting these decreases, interest bearing transaction deposits have increased by $5.0 million, or 2.1%, and savings deposits have increased by $6.8 million, or 1.9%, since year-end 2016.  Customer repurchase agreements decreased by $3.3 million, or 14.0% since year-end 2016.  Other borrowings decreased by $1.8 million, or 21.0%, since year-end 2016 due to scheduled principal payments plus additional principal payments on Premier’s existing borrowings.  However, the subordinated debentures assumed by Premier as part of its acquisition of First National Bankshares Corporation (“Bankshares”) in January 2016 increased by $17,000 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million of Bankshares subordinated debentures.

Stockholders’ equity of $181.3 million equaled 12.1% of total assets at June 30, 2017, which compares to stockholders’ equity of $174.2 million, or 11.6% of total assets, at December 31, 2016.  The increase in stockholders’ equity was largely due to the $7.6 million of net income in the first half of 2016 as well as a $2.4 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.30 per share of common stock dividends declared and paid during the first six months of 2017.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ended June 30, 2017

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six-Months Ended
	June 30	June 30	June 30	June 30
	2017	2016	2017	2016
Interest Income	16,373	14,666	31,482	28,876
Interest Expense	1,111	1,175	2,224	2,330
Net Interest Income	15,262	13,491	29,258	26,546
Provision for Loan Losses	776	812	1,142	1,124
Net Interest Income after Provision	14,486	12,679	28,116	25,422
Non-Interest Income	2,134	2,065	4,151	4,002
Non-Interest Expenses	10,404	10,637	20,402	20,712
Income Before Taxes	6,216	4,107	11,865	8,712
Income Taxes	2,297	1,483	4,282	3,109
NET INCOME	3,919	2,624	7,583	5,603

EARNINGS PER SHARE	0.37	0.25	0.71	0.54
DILUTED EARNINGS PER SHARE	0.36	0.25	0.71	0.54
DIVIDENDS PER SHARE	0.15	0.136	0.30	0.272

Charge-offs	357	119	766	272
Recoveries	382	196	483	305
Net charge-offs (recoveries)	(25)	(77)	283	(33)

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2017	2016
ASSETS
Cash and Due From Banks	42,934	41,443
Interest Bearing Bank Balances	40,120	58,052
Federal Funds Sold	2,396	7,555
Securities Available for Sale	301,224	288,607
Loans (net)	1,026,259	1,013,987
Other Real Estate Owned	11,525	12,665
Other Assets	31,681	34,164
Goodwill and Other Intangible Assets	39,203	39,720
TOTAL ASSETS	1,495,342	1,496,193

LIABILITIES & EQUITY
Deposits	1,277,208	1,279,386
Fed Funds/Repurchase Agreements	20,478	23,820
Other Borrowings	7,000	8,859
Subordinated Debentures	5,360	5,343
Other Liabilities	3,998	4,601
TOTAL LIABILITIES	1,314,044	1,322,009
Common Stockholders’ Equity	181,298	174,184
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,495,342	1,496,193

TOTAL BOOK VALUE PER COMMON SHARE	17.01	16.37
Tangible Book Value per Common Share	13.33	12.64

Non-Accrual Loans	20,448	25,747
Loans 90 Days Past Due and Still Accruing	2,159	1,999